Exhibit 99.1

FOR RELEASE ON AUGUST 6, 2015 AT 4:01 P.M. ET

TESARO ANNOUNCES SECOND-QUARTER 2015 OPERATING RESULTS

•                  U.S. FDA PDUFA action date for oral rolapitant is September 5, 2015

•                  Bioequivalence of IV and oral rolapitant successfully demonstrated

•                  Data from Phase 3 NOVA trial of niraparib anticipated in Q4 2015

•                  Cash and cash equivalents totaled $354 million as of June 30, 2015

WALTHAM, MA, August 6, 2015 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported operating results for second-quarter 2015 and provided an update on the Company’s development programs.

“TESARO continues to make significant progress in advancing its pipeline of product candidates, and preparations for the commercial launch of oral rolapitant are well underway to support product introduction in the fourth quarter,” said Lonnie Moulder, CEO of TESARO.  “We have established our medical science liaison, nurse educator, and regional sales leadership teams, and the build-out  of our field sales organization is nearly complete. The second half of 2015 will be an exciting time for the Company, as we look ahead to the expected niraparib Phase 3 NOVA trial data in the fourth quarter of 2015, the NDA submission for IV rolapitant, and the initiation of our immuno-oncology clinical program in early 2016.”

Recent Business Highlights

•                  The New Drug Application (NDA) for oral rolapitant is under review by the U.S. Food and Drug Administration (FDA), with a PDUFA goal date of September 5, 2015.

•                  Commercial preparations are well underway in support of a potential oral rolapitant product launch in the fourth quarter of 2015.

•                  The rolapitant bioequivalence trial successfully achieved its primary endpoint, demonstrating similar exposure for a dose of intravenous (IV) rolapitant as compared to a dose of oral rolapitant.

•                  Expansion of the TESARO commercial organization is ongoing, with sales management, medical science liaison, and nurse educator teams now in place and the build-out of the field sales team is nearly complete in preparation for launch.

•                  TESARO and Jiangsu Hengrui Medicine Co., Ltd. announced an exclusive license agreement for the development, registration, manufacture, and commercialization of rolapitant in China.

•                  Phase 3 data from the NOVA trial of niraparib for patients with high-grade serous, platinum-sensitive, relapsed ovarian cancer is expected in the fourth quarter of 2015, following completion of enrollment in both cohorts earlier this year.

•                  Enrollment of the QUADRA trial of niraparib is ongoing for the treatment of patients with ovarian cancer who have received three or more prior lines of chemotherapy.

•                  TESARO and Merck announced a collaboration and have finalized the protocol to evaluate the combination of niraparib plus Merck’s anti-PD1 therapy, KEYTRUDA® (pembrolizumab) in a Phase 1/2 clinical trial in patients with triple-negative breast cancer or ovarian cancer.

•                  Patient enrollment continues in the Phase 3 BRAVO trial of niraparib for the treatment of patients with breast cancer, and planning is ongoing in support of the initiation of a trial of niraparib in the first-line ovarian cancer setting (PRIMA).

•                  The Phase 1/2 AVANOVA three-arm trial of niraparib, comparing the tolerability and efficacy of niraparib plus bevacizumab versus bevacizumab versus niraparib in patients with ovarian cancer, continues to enroll in collaboration with The European Network for Gynaecological Oncological Trial groups (ENGOT).

•                  Patient enrollment continues in the Phase 1 study of niraparib plus chemotherapy in patients with Ewing’s sarcoma in partnership with the Sarcoma Alliance for Research through Collaboration (SARC).

•                  The clinical activity of a fractionated dose of TSR-011 continues to be evaluated in ALK-positive patients who have not been previously treated with an ALK inhibitor, and a controlled release formulation is being evaluated within the ongoing Phase 1 study.

•                  Antibody drug candidates targeting PD-1, TIM-3 and LAG-3 continue to advance, and GLP toxicology studies are now underway for TSR-042.

Second-Quarter 2015 Financial Results

•                  TESARO reported a net loss of $60.6 million, or ($1.51) per share, for the second quarter of 2015, compared to a net loss of $37.1 million, or ($1.03) per share, for the second quarter of 2014.

•                  Research and development expenses increased to $38.9 million for the second quarter of 2015, compared to $30.6 million for the second quarter of 2014, driven primarily by higher costs related to expanded development activities and increased headcount.

•                  General and administrative expenses increased to $16.8 million for the second quarter of 2015, compared to $5.6 million for the second quarter of 2014, primarily due to pre-launch commercial activities in support of oral rolapitant, increased headcount, and higher professional service fees.

•                  In-process research and development expense was $1.0 million in the quarter and related to a development milestone achieved for our immuno-oncology programs, compared to $0.9 million for the second quarter of 2014, which related to initiation of patient treatment within the BRAVO trial of niraparib.

•                  Operating expenses, as described above, include total non-cash, stock-based compensation expense of $5.5 million for the second quarter of 2015, compared to $3.1 million for the second quarter of 2014.

•                  Net interest expense increased to $3.9 million for the second quarter of 2015, primarily due to the accrual of interest payable and non-cash amortization of the debt discount associated with the 3.00% senior convertible notes due 2021, issued in September 2014.

•                  As of June 30, 2015, TESARO had approximately $354.4 million in cash and cash equivalents and approximately 40.0 million outstanding shares of common stock.  TESARO continues to expect cash utilization to increase over the course of 2015 and to average in the mid-$50 million range per quarter for the remainder of 2015, excluding a $15 million milestone payment that will be due upon first commercial sale of rolapitant, which is expected in the fourth quarter.

Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Launch oral rolapitant into the U.S. market in Q4 2015, pending approval by the FDA;

•                  Submit the NDA for IV rolapitant following the commercial launch of oral rolapitant;

•                  Submit the oral rolapitant Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in early 2016;

•                  Report data from the Phase 3 NOVA trial of niraparib in Q4 2015;

•                  Advance the QUADRA trial of niraparib as a treatment for patients with ovarian cancer who have received three or more prior lines of therapy and report initial data in early 2016;

•                  Advance the Phase 3 BRAVO trial of niraparib in breast cancer patients with germline BRCA mutations throughout 2015;

•                  Initiate niraparib/KEYTRUDA® (pembrolizumab) combination trial in partnership with Merck in Q4 2015;

•                  Initiate the clinical trial of niraparib in first line ovarian cancer (PRIMA) in Q4 2015;

•                  Continue to evaluate the clinical activity of a controlled release formulation of TSR-011 within the ongoing Phase 1 study;

•                  Advance the development of TSR-042 (anti-PD-1 antibody) to support submission of an Investigational New Drug (IND) application to the U.S. FDA in late 2015; and

•                  Advance the IND-enabling studies for the anti-TIM-3 clinical candidate.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s second quarter operating results and provide an update on the Company’s development programs today at 4:15 P.M. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing, and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected range of cash utilization for the remainder of 2015, our expectation to have Phase 3 NOVA data in the fourth quarter of 2015 and QUADRA data in early 2016,  the expected timing of the rolapitant MAA filing, the NDA for rolapitant IV, and other regulatory filings with respect to our product candidates, the expected timing of the rolapitant commercial launch, the expected timing of data from our various clinical trials, our plans regarding future clinical trials with niraparib, statements regarding our various 2015 corporate objectives, the estimated time periods when we expect clinical trials to commence or be completed, and statements regarding our expectations about the timing of both the selection of clinical candidates from our immuno-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2014.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015

Expenses:
Research and development (1)	$30,569	$38,930	$58,686	$72,475
General and administrative (1)	5,587	16,783	10,275	28,025
Acquired in-process research and development	900	1,000	17,900	1,000
Total expenses	37,056	56,713	86,861	101,500
Loss from operations	(37,056)	(56,713)	(86,861)	(101,500)
Interest income (expense), net	5	(3,844)	10	(7,563)
Net loss	$(37,051)	$(60,557)	$(86,851)	$(109,063)

Net loss per share applicable to common stockholders - basic and diluted	$(1.03)	$(1.51)	$(2.45)	$(2.82)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	35,982	40,008	35,422	38,667

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$1,454	$2,211	$2,364	$4,025
General and administrative	1,648	3,249	3,276	5,356

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	June 30, 2015

Assets
Current assets:
Cash and cash equivalents	$256,861	$354,369
Other current assets	1,735	2,871
Total current assets	258,596	357,240

Property and equipment, net	1,022	2,177
Other assets	4,284	3,960
Total assets	$263,902	$363,377

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,089	$9,623
Accrued expenses	16,750	24,791
Other current liabilities	1,526	1,559
Total current liabilities	24,365	35,973

Convertible notes, net	115,481	119,685
Total liabilities	139,846	155,658

Total stockholders’ equity	124,056	207,719
Total liabilities and stockholders’ equity	$263,902	$363,377

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